Exhibit 10.32

$200,000 APRIL 3, 2009

FOR VALUE RECEIVED, ACCESSKEY, INC. (the “Company”), a Nevada corporation, having a place of business at 8100 M4 Wyoming Blvd NE, Suite 420, Albuquerque, New Mexico, 87113, hereby promises to pay to the order of The Melanie S. Altholtz Irrevocable Trust  (“Holder”), , having its principal address at 1800 Second St - Suite 758, Sarasota, FL 34236,the sum of $200,000.00 and Warrants for 5,000,000 shares of company stock at $.015 per share with an expiration for April 3, 2014.

1.  Maturity.  The amount outstanding under this Note will be due and payable at the address of Holder or such other place as Holder may designate on July 3, 2009 (the “Maturity Date”) in the amount of $100,000.00 and on July 15, 2009 (the “Maturity Date”) in the amount of $100,000.00.

2.  Payments of Interest and Principal.  Interest on the borrowed outstanding principal balance under this Note shall be payable at maturity dates as stated above.

3.  Interest Rate.  The outstanding principal balance of this Note shall bear interest at a rate of 12.0% for 90 days (Maturity Date).

4.  Use of Proceeds.  Funds advanced under this Note shall be used for the Maker’s acquisition of consumer electronics inventory.

5.  Notice.  All notices required to be given to any of the parties hereunder shall be in writing and shall he deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

If to the Holder:                    Melanie S. Altholtz Irrevocable Trust
1800 Second St - Suite 758
Sarasota, FL 34236

If to the Company:               AccessKey IP, Inc.
8100 M4 Wyoming Blvd NE, Suite 420,
Albuquerque, New Mexico, 87113

Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

6.  Severability.  In the event that any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.  Event of Default.  For purposes of this Note, the Maker shall be in default hereunder  if Maker fails to pay when due any payment of principal, interest, fees, costs, expenses or any other sum payable to Payee hereunder or otherwise. If in the Event of Default, this note shall be guaranteed by The Stealth Fund, LLLP (“Guarantor”), a Minnesota Limited Liability Company. Holder shall have all rights and privileges against Guarantor in the event of default as if dealing with Maker.

8. Successors and Assigns. This Note inures to the benefit of the Lender and binds the Maker, and its respective successors and assigns, and the words “Lender” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

9. Entire Agreement.  This Note embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether express or implied, oral and written.

10.  Modification of Agreement.  This Note may not be modified, altered or amended, except by an agreement in writing signed by both the Maker and the Lender.

11.  Disputes and Arbitration.  The parties agree that any disputes or questions arising hereunder including the construction or application of the Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force.  If the parties cannot agree upon an arbitrator within 10 days after demand by either of them, either or both parties may request that the American Arbitration Association to name a panel of 5 arbitrators.  The Company shall strike the names of two on this list, the Holder shall then strike two names, and the remaining name shall be the arbitrator.  The decision of the arbitrator shall be final and binding upon the parties both as to law and to fact, and shall not be appealable to any court in any jurisdiction.  The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed.

11.  Governing Law.  This instrument shall be construed according to and governed by the laws of the State of Florida.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first written above.

MAKER	GUARANTOR

AccessKey IP, Inc.	The Stealth Fund LLLP
By: /s/ Bruce Palmer	By: /s/ George Stevens

/s/ Bruce Palmer	/s/ George Stevens
Bruce Palmer, President	George Stevens, Investment Advisor

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